EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2005.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Numerex Corp. on Forms S-8 (File No. 333-51780, effective December 13, 2000 and File No. 333-105142, effective May 9, 2003) and Forms S-3 (File No. 333-114842, effective November 23, 2004 and File No. 333-122681, August 28, 2005).

 /s/ Grant Thornton LLP

Atlanta, Georgia
February 23, 2006